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                                                      Exhibit 99.B(d)(2)(BB)(ii)


DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380

August 26, 2005

Amru Khan
Wells Capital Management, Inc.
333 South Grand Ave., Suite 2200
Los Angeles, CA 90071

Re:  Investment Capacity for ING Wells Fargo Mid Cap Disciplined Portfolio

Dear Mr. Khan:

This letter reflects discussions between, and confirms the understanding reached by, Directed Services, Inc. ("DSI") and Wells Capital Management, Inc. ("Wells Capital") with respect to Wells Capital's commitment to provide at least $600 million of management capacity to ING Jennison Equity Opportunities Portfolio, to be renamed ING Wells Fargo Mid Cap Disciplined Portfolio, a series of ING Investors Trust (the "Portfolio").

DSI is engaging Wells Capital to provide portfolio management services to the Portfolio, effective August 29, 2005. Wells Capital has agreed to serve as portfolio manager to the Portfolio in accordance with the terms of a separate portfolio management agreement (the "Portfolio Management Agreement") to be entered into by DSI and Wells Capital.

Wells Capital agrees that, subject to its fiduciary duties to the Portfolio under the Portfolio Management Agreement, Wells Capital will provide $600 million of capacity to the Portfolio in the investment styles associated with the Portfolio. Once this $600 million in capacity has been reached, Wells Capital and DSI will discuss the merits of Wells Capital's allocating additional capacity to DSI.

Please indicate your agreement to the above by signing below.

                                                         Sincerely,

                                                         /s/ Alyce Shaw
                                                         Alyce Shaw
                                                         Vice President
                                                         Directed Services, Inc.


Agreed and Accepted by:

Wells Capital Management, Inc.


By:      Amru Khan
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Name:    Amru Khan
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Title:   Executive Vice President
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